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                                                         EXHIBIT 11

                          UNIVERSAL DISPLAY CORPORATION
                    NET LOSS PER COMMON SHARE CALCULATION (A)



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
                                                  Three Months Ended
                                                        March 31,
                                                  ------------------
                                                  1996          1995
                                                  ----          ----
Net loss per common share:
     Net Loss ................................. $(336,508)   $(140,007)
                                                ----------   ----------
                                                ----------   ----------

     Weighted average number of shares
       outstanding ............................ $6,847,035    6,000,000

     Incremental number of shares related
       to Common Stock issuances within
       twelve months of the initial public
       offering ...............................    790,233    1,637,268

     Incremental number of shares related to
       Common Stock options and warrants
       granted within twelve months of the
       initial public offering ................    508,538      508,538
                                                  --------     --------

     Adjusted weighted average number of
       shares outstanding .....................  8,145,806    8,145,806
                                                 ---------    ---------
                                                 ---------    ---------

     Net loss per common share ................ $  (0.04)    $  (0.02)
                                                ----------   ----------
                                                ----------   ----------


(A) Net loss per Common share was calculated by dividing the net loss by the weighted average number of Common shares outstanding for the respective periods. Pursuant to the requirements of the Securities and Exchange Commission, Common stock issued by the Company during the twelve months immediately preceding the initial public offering has been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented. In addition, options and warrants to purchase Common stock issued by the Company during the twelve months immediately preceding the public offering have been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented (using the treasury stock method and an initial public offering price of $5.00 per share.)
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